ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this "**Assignment**") is entered into on March ___, 2020, by and between Oxford Financial Publishing, LLC, a Maryland limited liability company (the "**Assignor**"), and KingsCrowd, LLC, a Delaware limited liability company (the "**Assignee**").

WHEREAS, the Assignor and the Assignee are parties to that certain Sale and Purchase Agreement of even date herewith, pursuant to which the Assignor has agreed to transfer to the Assignee, and the Assignee has agreed to accept, all of the Assignor's membership interests (collectively, the "**Interest**") in Early Investing, LLC, a Maryland limited liability company (the "**Company**").

NOW, THEREFORE, in consideration of the foregoing recitals, which are made a substantive part hereof, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. The Assignor does hereby grant, assign, and transfer the Interest absolutely unto the Assignee.

2. The Assignor hereby covenants and agrees to take any and all further action as may be necessary or appropriate to convey title to the Interest being transferred to the Assignee hereunder.

3. This Assignment shall be binding upon the successors and assigns of the Assignor and shall inure to the benefit of the successors and assigns of the Assignee.

4. This Assignment may be executed in counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and the Assignor has delivered this Assignment to the Assignee as of the effective date above written.

ASSIGNOR:

OXFORD FINANCIAL PUBLISHING, LLC

By: Julia C. Guth
Name:
Title:

ASSIGNEE:

KINGSCROWD, LLC

By:
Name:
Title:

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this "**Agreement**"), effective as of March ___, 2020 (the "**Effective Date**"), is made by and between Oxford Financial Publishing, LLC, a Maryland limited liability company (the "**Seller**"), and KingsCrowd, LLC, a Delaware limited liability company (the "**Buyer**").

WHEREAS, immediately before the Effective Date, the Seller owned one hundred percent (100%) of the membership interests (collectively, the "**Interest**") in Early Investing, LLC, a Maryland limited liability company (the "**Company**"); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Interest for the consideration and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are hereby made a part of this Agreement.

2. Closing. Subject to the terms and conditions set forth in this Agreement, the Seller is selling and transferring to the Buyer, and the Buyer is purchasing, all of the Seller's right, title, and interest in and to the Interest (the "**Transaction**"). The closing of the Transaction shall be effective as of the Effective Date (the "**Closing**").

3. Purchase Price.

(a) The purchase price payable by the Buyer to the Seller for the Interest shall be the following: (i) 40% of the gross receipts (less returns and chargebacks) from any renewals by Company's customers and sales to the Company's customers of any of KingsCrowd publications and services including, but not limited to, KingsCrowd, KingsCrowd Pro, KingsCrowd Pro+firm and any KingsCrowd institutional investor products (including cross sells and upsells) by the Company made during the first year following the Closing; (ii) 25% of the gross receipts (less returns and chargebacks) from any renewals by Company's customers and sales to the Company's customers of KingsCrowd publications and services including, but not limited to, KingsCrowd, KingsCrowd Pro, KingsCrowd Pro+firm and any KingsCrowd institutional investor products (including cross sells and upsells) by the Company made during the second year following the Closing; and (iii) 10% of the gross receipts (less returns and chargebacks) from any renewals by Company's customers and sales to the Company's customers of KingsCrowd publications and services including, but not limited to, KingsCrowd, KingsCrowd Pro, KingsCrowd Pro+firm and any KingsCrowd institutional investor products (including cross sells and upsells) by the Company made during the third year following the Closing (the "**Purchase Price**").

(b) Payments of purchase price pursuant to this Section 3 shall be made on a monthly basis, with payments to be made within 10 days of the end of the month for which the payment is due. With each payment made by the Buyer pursuant to this Section 3, the Buyer shall provide the Seller with a statement (the "**Purchase Price Calculation Statement**") setting forth in reasonable detail its determination of gross receipts and the Purchase Price payment due for the applicable period. The Seller shall have 10 days after receipt of the Purchase Price Calculation Statement to review such statement and the calculations set forth therein. During the 10-day review period, the Seller and its accountants and other representatives shall have the right to inspect the Company's books and records during normal business hours at the Company's offices, upon reasonable prior notice, for the purpose of reviewing the accuracy of the Purchase Price Calculation Statement. If prior to the expiration of the 10-day review period, the Seller objects to the Purchase Price Calculation Statement for the applicable period, then the Buyer and Seller shall negotiate in good faith to resolve any disputed items and agree upon the resulting payment of Purchase Price for such period. If the Buyer and the Seller are unable to reach an agreement with 15 days, then the parties shall engage a nationally or regionally recognized certified public accounting firm reasonably acceptable to the Buyer and the Seller to resolve the dispute as soon as reasonably practical. The resolution by such accounting firm shall be final and binding on the Buyer and the Seller. The fees and expenses of the accounting firm shall be borne by the Seller and the Buyer in proportion to the amounts by which their respective calculations of Purchase Price payment differ from the Purchase Price payment as finally determined by the accounting firm.

(c) Subject to the terms of this Agreement, subsequent to the Closing, the Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that the Buyer shall not take any actions in bad faith that would have the purpose of avoiding or reducing any of the payments to the Seller pursuant to this Section 3; provided further that the Company shall not sell any of its assets if such sale is likely to have a material effect on the amount of Purchase Price payable to the Seller pursuant to this Section 3 without the written consent of the Seller.

4. Closing Deliveries. At the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller: (a) an assignment agreement (the "**Assignment**"), in the form attached hereto as Exhibit A; and (b) this Agreement. At the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer: (a) the Assignment; and (b) this Agreement.

5. Expenses. Each party shall bear its own respective fees, costs, and expenses incurred by such party in connection with this Agreement and the Transaction.

6. Tax Treatment. The parties acknowledge and agree that the transaction contemplated by this Agreement shall be treated for federal income tax purposes as a sale of assets by the Seller and as an acquisition of assets by the Buyer. As a result of the transaction, the Seller will recognize as taxable income all previously unrecognized income that it has deferred pursuant to the provisions of Section 455 of the Internal Revenue Code of 1986, as amended (the "**Code**"). Further, the Seller, consistent with the holdings of *James M. Pierce v. Commissioner*, 326 F.2d 67 (8th Cir. 1964), and Rev. Rul. 68-112, shall be treated as making a deductible payment to the Buyer in an amount equal to the aggregate amount of Company prepaid subscription income (within the meaning of Section 455(d) of the Code) as part of the overall transaction contemplated

by this Agreement. Each of the Buyer and the Seller agree to prepare and file all tax returns in a manner consistent with the forgoing tax treatment and in the course of any examination, audit or other proceeding with respect to any tax return or tax, will take no position, and cause its affiliates to take no position, inconsistent with the forgoing unless required pursuant to a final "determination" within the meaning of Section 1313(a) of the Code.

7. Purchase Price Allocation. The Buyer and the Seller agree that the Purchase Price and other items of "consideration" shall be allocated among the assets of the Company for all tax purposes in accordance with the allocation schedule (the "**Allocation Schedule**"). The Allocation Schedule shall be prepared by the Seller and delivered to the Buyer within sixty (60) days following the Closing. Each of the Buyer and the Seller agrees (i) to prepare and timely file all tax returns and related forms and schedules, including, but not limited to, IRS Form 8594 (and all supplements thereto), if applicable, in a manner consistent with this Section 7 and the Allocation Schedule and (ii) in the course of any examination, audit or other proceeding with respect to any tax return or tax, will take no position, and cause its affiliates to take no position, inconsistent with the Allocation Schedule for tax purposes, unless required pursuant to a final "determination" within the meaning of Section 1313(a) of the Code. The parties will revise the Allocation Schedule in accordance with the principles set forth herein from time to time to the extent necessary to reflect any indemnification payment made hereunder or any other post-Closing payment made pursuant to or in connection with this Agreement.

8. Continued Sales Period. For a period of 2 years following the Closing, the Seller shall have the right to utilize any customer lists held by the Company. The Seller is permitted to send 10 marketing e-mails a month to the original lists. The Seller shall pay no royalties to the B Buyer or the Company on any sales from these marketing materials.

9. Employee Matters. As a condition of the sale of the Interest, the Buyer agrees to cause the Company (or the Buyer or an affiliate thereof) to offer all of the current service providers of the Company (to the extent such service providers are employed by the Company or an affiliate) employment with the Company (or the Buyer or an affiliate thereof) at a base salary (or wages) and opportunity for incentive compensation no less favorable than currently being paid to such service providers immediately before the Closing, and with employee benefits that are substantially similar to those currently offered to such service providers by the Company or its affiliates. The Buyer shall gaurantee all service providers accepting the forgoing employment offer with such employment for a period of eight (8) months, after which such service providers' roles, positions, compensation, and benefits may be reassessed by the Buyer.

10. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

(a) The Seller is the lawful owner of record and the beneficial owner of the Interest, free and clear of all liens, encumbrances, claims, and other charges thereon.

(b) The Seller is not a party to or bound by any written or oral contract or agreement which grants to any individual, corporation, or other entity any option or right of first refusal or other right to purchase or otherwise acquire all or any portion of the Interest at any time,

or upon the happening of any stated event. The Seller has not sold, transferred, conveyed, or granted any other right or interest in or to the Interest.

(c) The Seller has full legal power and authority to execute and deliver this Agreement, and to perform all of the Seller's obligations to sell, transfer, grant, convey, and assign the Interest to Buyer. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, and other creditors' rights laws generally and general equitable principles.

(d) There is no authorization, consent, order, or approval of, or notice to or filing with, any Federal, state, local, or other governmental agency or instrumentality required to be obtained for the Seller to sell, transfer, grant, convey, and assign the Interest to the Buyer and fully perform its other obligations hereunder.

(e) Neither this Agreement nor any other statement or document furnished or to be furnished by the Seller with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact.

11. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

(a) The Buyer has full power to execute and deliver this Agreement and to perform its obligations hereunder. The Buyer is and will be solvent and the transactions contemplated by this Agreement will not render the Buyer insolvent. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, and other creditors' rights laws generally and general equitable principles.

(b) There is no authorization, consent, order, or approval of, or notice to or filing with, any Federal, state, local, or other governmental agency or instrumentality required to be obtained for the Buyer to fully perform its obligations hereunder.

(c) Neither this Agreement nor any other statement or document furnished or to be furnished by the Buyer with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact.

12. Survival of Representations and Warranties. All representations, warranties, covenants, and agreements of the parties hereto set forth in this Agreement shall survive the execution and delivery hereof.

13. Indemnification. The Seller does hereby absolutely, unconditionally, and forever indemnify and hold harmless the Buyer and its successors and assigns from and against any and all costs (including reasonable legal fees and other expenses), losses, claims, damages, demands, causes of action, and other liabilities of any nature whatsoever, in law or in equity (collectively, the "**Liabilities**"), related to or arising out of a breach of its representations, warranties, or covenants set forth in this Agreement. The Buyer does hereby absolutely, unconditionally, and forever indemnify and hold harmless the Seller and its successors and assigns from and against

any and all Liabilities related to or arising out of a breach of its representations, warranties, or covenants set forth in this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same instrument.

15. Headings; Construction. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, as the case may be.

17. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflict of laws. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT HE, SHE, OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF HIS, HER, OR ITS RIGHT TO TRIAL BY JURY.

18. Entire Agreement; Amendment; Waiver. This Agreement and any other documents contemplated herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties, whether oral or written. This Agreement may not be modified or amended except by written instrument signed by all of the parties hereto. No failure or delay by any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. The rights and remedies herein provided shall be cumulative, and not exclusive, of any rights or remedies provided by law.

19. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision hereof and this Agreement shall remain in full force and effect.

20. Further Assurances. At the request of any party hereto, without further consideration, each party shall execute and deliver, or cause to be executed and delivered, such additional or supplemental certificates, instruments, and documents and take such other action as

reasonably may be required to effectively carry out the intention of the parties hereto and facilitate the performance of this Agreement and the transactions contemplated herein.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

SELLER:

OXFORD FINANCIAL PUBLISHING, LLC

By: Julia C. Guth
Name:
Title:

BUYER:

KINGSCROWD, LLC

By:
Name:
Title:

EXHIBIT A

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this "**Assignment**") is entered into on March ___, 2020, by and between Oxford Financial Publishing, LLC, a Maryland limited liability company (the "**Assignor**"), and KingsCrowd, LLC, a Delaware limited liability company (the "**Assignee**").

WHEREAS, the Assignor and the Assignee are parties to that certain Sale and Purchase Agreement of even date herewith, pursuant to which the Assignor has agreed to transfer to the Assignee, and the Assignee has agreed to accept, all of the Assignor's membership interests (collectively, the "**Interest**") in Early Investing, LLC, a Maryland limited liability company (the "**Company**").

NOW, THEREFORE, in consideration of the foregoing recitals, which are made a substantive part hereof, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. The Assignor does hereby grant, assign, and transfer the Interest absolutely unto the Assignee.

2. The Assignor hereby covenants and agrees to take any and all further action as may be necessary or appropriate to convey title to the Interest being transferred to the Assignee hereunder.

3. This Assignment shall be binding upon the successors and assigns of the Assignor and shall inure to the benefit of the successors and assigns of the Assignee.

4. This Assignment may be executed in counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and the Assignor has delivered this Assignment to the Assignee as of the effective date above written.

ASSIGNOR:

OXFORD FINANCIAL PUBLISHING, LLC

By:______________________________
Name:____________________________
Title:_____________________________

ASSIGNEE:

KINGSCROWD, LLC

By:______________________________
Name:____________________________
Title:_____________________________

Audit Trail

TITLE	Early Investing LLC sale docs
FILE NAME	Execution C...NT (1).docx and 1 other
DOCUMENT ID	aa48ebdf3b9057557ae21ea9a8b4600279cb276f
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	• Completed

Document History

SENT	**03 / 20 / 2020** 23:14:21 UTC	Sent for signature to Julia Guth (jguth@oxfordclub.com) and Chris Lustrino (chris@kingscrowd.com) from yogiguth@yahoo.com IP: 173.64.67.216
VIEWED	**03 / 20 / 2020** 23:14:42 UTC	Viewed by Chris Lustrino (chris@kingscrowd.com) IP: 107.77.211.157
VIEWED	**03 / 20 / 2020** 23:14:43 UTC	Viewed by Julia Guth (jguth@oxfordclub.com) IP: 45.41.142.118
SIGNED	**03 / 20 / 2020** 23:15:03 UTC	Signed by Chris Lustrino (chris@kingscrowd.com) IP: 107.77.211.157
SIGNED	**03 / 20 / 2020** 23:15:06 UTC	Signed by Julia Guth (jguth@oxfordclub.com) IP: 173.64.67.216
COMPLETED	**03 / 20 / 2020** 23:15:06 UTC	The document has been completed.